Exhibit 99.1

Blueknight Announces First Quarter 2021 Results

Highlights

•	Net income of $81.7 million, inclusive of a $75.1 million gain from the sales of the crude oil businesses
•	First quarter operating income of $7.2 million, Adjusted EBITDA of $11.4 million and Distributable Cash Flow of $9.0 million from continuing operations, up 10%, 3%, and 11%, respectively, year-over-year
•	Solid first quarter distribution coverage ratio of 1.59 times on common unit distributions and 1.13 times on all distributions
•	Enhanced balance sheet flexibility and liquidity profile with leverage ratio of 2.12 times at quarter-end versus 4.27 times year-over-year
•	Opportunistically repurchased $5.2 million in preferred units, reducing annual distributions by approximately $0.5 million

TULSA – May 4, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the first quarter ended March 31, 2021. Net income was $81.7 million in the first quarter 2021, compared to net income of $0.0 million for the same period in 2020.  The first quarter 2021 included a $75.1 million gain from the sales of the crude oil businesses.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $11.4 million in first quarter 2021 compared to $11.0 million for the same period in 2020. Adjusted EBITDA in first quarter 2021 excluded $0.8 million in transaction fees, severance, and other costs related to the sales of the crude oil businesses.

“I am very pleased with our performance during the first quarter 2021 and the foundation we have following the sales of our crude oil businesses. Out of the gate, our asphalt terminalling business is tracking ahead of last year and we reported solid financial metrics for the first quarter with common unit distribution coverage of 1.59 times and leverage of 2.12 times,” commented Andrew Woodward, Chief Executive Officer.

“We remain excited about our strategic and financial position as a pure-play infrastructure terminalling company and have ramped up our efforts and organization in the pursuit of disciplined growth. As we spend time identifying and evaluating opportunities, we are also pursuing cost of capital improvement activities such as our recent opportunistic repurchase of preferred units with excess liquidity. These activities combined with our growth aspirations are governed by an overarching goal of maximizing risk adjusted returns while enhancing the stability of our long-term cash flows and optimizing our capital structure,” added Woodward.

QUARTERLY PERFORMANCE

Asphalt terminalling services total operating margin, excluding depreciation and amortization, in first quarter 2021 was $14.2 million, up 5% compared to the same period in 2020. Total revenue increased to $27.1 million, with approximately 99% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue. Total operating expenses, excluding depreciation and amortization, increased to $12.8 million. The primary factor contributing to higher revenue and operating expenses compared to the same period in 2020 was due to contract renewals that changed certain sites from a lease arrangement to an operating arrangement effective in third quarter 2020.

General and administrative expense in first quarter 2021 was $4.0 million, compared to $3.4 million for the same period in 2020, and included $0.8 million in transaction fees, severance, and other costs related to the sales of the crude oil businesses.

DISCONTINUED OPERATIONS

On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

BALANCE SHEET AND CASH FLOW

First quarter 2021 distributable cash flow was $9.0 million compared to $8.2 million for the same period in 2021. The 11% increase was attributable to improved business performance and lower cash interest expense. The calculated coverage ratio on all distributions was 1.13 times for first quarter 2021 versus 1.01 times for the same period in 2020.

During first quarter 2021, net capital expenditures from continuing operations were $1.9 million, which included $1.4 million of net maintenance capital. Additionally, the Partnership repurchased 688,417 outstanding preferred units at $7.50 per unit, or total cash consideration of $5.2 million. The units were retired on March 24, 2021, which will result in approximately $0.5 million lower annual cash distributions paid for preferred units commencing in first quarter 2021.

As of March 31, 2021, total debt was $106.6 million, and the leverage ratio, which included $0.7 million in outstanding letters of credit, was 2.12 times, versus 4.27 times for the same period in 2020.  At the end of the first quarter 2021, total availability under the credit facility was approximately $242.7 million, and availability subject to covenant restrictions was $132.9 million.

As of April 28, 2021, total debt was $106.6 million and total cash was $1.2 million.

UPCOMING INVESTOR CONFERENCES

Chief Executive Officer, Andrew Woodward, and Chief Financial Officer, Matthew Lewis, are scheduled to participate in the following upcoming investor conferences:

●	2021 EIC Investor Conference, May 18-20, 2021
●	Sidoti & Company Virtual Microcap Conference, May 19-20, 2021

Any updates to materials used during the conference will be accessible in the Investors section of Blueknight’s website at www.bkep.com.

CONFERENCE CALL DETAILS

The Partnership will discuss first quarter 2021 results during a conference call tomorrow, Wednesday, May 5, 2021, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, to be filed with the SEC on May 5, 2021.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three months ended March 31, 2020 and 2021 (in thousands, except per unit data):

	Three Months Ended March 31,
	2020	2021

Fixed fee revenue	$22,356	$24,371
Variable cost recovery revenue	3,303	2,584
Variable throughput and other revenue	1	120
Total revenue	25,660	27,075
Operating expenses, excluding depreciation and amortization	(12,075)	(12,847)
Total operating margin, excluding depreciation and amortization	13,585	14,228

Depreciation and amortization	3,585	3,033
General and administrative expense	3,366	3,982
Loss on disposal of assets	74	-
Operating income	6,560	7,213

Other income(expenses):
Other income	650	233
Interest expense	(1,686)	(1,333)
Provision for income taxes	(5)	(10)
Income from continuing operations	5,519	6,103
Income(loss) from discontinued operations	(5,519)	75,550
Net income	$-	$81,653

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$-	$1,292
Preferred interest in net income	$6,279	$6,341
Net income(loss) available to limited partners	$(6,279)	$74,020

Basic and diluted net income(loss) from discontinued operations per common unit	$(0.13)	$1.75
Basic and diluted net loss from continuing operations per common unit	$(0.02)	$(0.01)
Basic and diluted net income(loss) per common unit	$(0.15)	$1.74

Weighted average common units outstanding - basic and diluted	41,015	41,430

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, distributable cash flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above. Reconciliation of Adjusted EBITDA and distributable cash flow to their most directly comparable GAAP measures are included in the following table.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months Ended March 31,
	2020	2021
Income from continuing operations	$5,519	$6,103
Interest expense	1,686	1,333
Income taxes	5	10
Depreciation and amortization	3,585	3,033
Non-cash equity-based compensation	164	129
Loss on disposal of assets	74	-
Other	-	763
Adjusted EBITDA from continuing operations	$11,033	$11,371
Cash paid for interest	(1,431)	(948)
Cash paid for income taxes	1	-
Maintenance capital expenditures, net of reimbursable expenditures	(1,437)	(1,389)
Distributable cash flow from continuing operations	$8,166	$9,034
Less: Distributions declared on preferred units	(6,380)	(6,255)
Distributable cash flow available for common unit distributions	$1,786	$2,779

Distributions declared on common units	$1,726	$1,748
Distributions declared on preferred units	6,380	6,255
Total Distributions declared	$8,106	$8,003

Coverage ratio - common unit distributions	1.03	1.59
Coverage ratio - all distributions	1.01	1.13

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com